SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 11, 2005
(Date of earliest event reported)

ONYX ACCEPTANCE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	000-28050 (Commission File No.)	33-0577635 (I.R.S. Employer Identification No.)

27051 Towne Centre Drive Foothill Ranch, California (Address of Principal Executive Offices)		92610 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 465-3900

(Former name or former address, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.
Signatures

Item 5.01. Changes in Control of Registrant.

     On September 21, 2004, Registrant entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Registrant would be acquired by Capital One Auto Finance, Inc. (“COAF”), a wholly-owned subsidiary of Capital One Financial Corporation. Such Merger Agreement was previously filed by Registrant on September 23, 2004, under a Form 8-K reporting Registrant’s entry into a material definitive agreement.

     On January 11, 2005, following approval and adoption of the Merger Agreement and the transactions contemplated thereby by Registrant’s stockholders at a special meeting held on January 6, 2005, a wholly-owned subsidiary of COAF merged with and into Registrant (the “Merger”), and Registrant survived the Merger as a wholly-owned subsidiary of COAF. At the effective time of the Merger, each share of common stock of Registrant that was issued and outstanding immediately prior to the effective time was converted into the right to receive $28.00 per share in cash, without interest. As a result of the Merger, COAF now owns 100% of the outstanding common stock of Registrant.

     The aggregate merger consideration paid by COAF for the outstanding shares of common stock of Registrant that were cancelled in the Merger and the stock options of Registrant that were exercised prior to the effective time of the Merger is approximately $193,040,007. The funding of the aggregate merger consideration was supplied to COAF by Capital One Financial Corporation from its existing cash reserves.

     At the effective time of the Merger, all directors of Registrant resigned and were replaced by those individuals who were directors of the COAF merger subsidiary at the effective time.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX ACCEPTANCE CORPORATION
January 11, 2005	By:	/s/ JOHN W. HALL
		Name:	John W. Hall
		Title:	President and Chief Executive Officer